Exhibit 10.19

KIROMIC, LLC

March 30, 2016

Maurizio Chiriva

5722 2nd Street

Lubbock, TX 79416

Dear Maurizio:

As you may know, Kiromic, LLC (the “Company”) is currently in the process of converting into a Delaware corporation (the “New Company” or Company when appropriate). The Company is pleased to offer you employment with the Company on the following terms. Subject to your continued employment and effective upon the creation and set-up of the New Company, you will become an employee of the New Company. The Company will assign this offer letter to the New Company immediately prior to the start of your employment with the New Company and all references to the Company herein will mean New Company for purposes of your continued employment.

1.    Position. Your initial title will be Chief Scientific Officer and Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (full-time) that would create a conflict of interest with the Company or that is in any way competitive with the business or proposed business of the Company, nor will you assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.    Cash Compensation.

(a)    Base Salary. The Company will pay you a starting salary at the rate of $280,000.00 (gross) per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

(b)    Target Annual Bonus. If the Company decides to implement a Bonus Plan and Compensation Policy, you will be eligible to participate in such Bonus Plan and Compensation Policy, if applicable, for the fiscal year of the Company during which you commence employment, based on the achievement of performance objectives to be determined by the New Company’s Board of Directors (the “Board”). Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Thereafter, you will be eligible to receive an annual bonus in such amount and upon such terms as shall be determined by the Board. Any bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Board with respect to your bonus will be final and binding.

Maurizio Chiriva

March 30, 20 I 6

3.    Employee Benefits. The Company does not currently provide employee benefits. However, if and when the Company starts to provide employee benefits, as a regular employee of the Company, you will be eligible to participate in such Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4.    Stock Options. The Board may in its discretion approve the grant of time-based vesting options to purchase shares of the New Company’s Common Stock.

5.    Confidentiality; Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.

6.    Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7.     Tax Matters.

(a)    Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)    Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

Maurizio Chiriva

March 30, 20 I 6

8.    Background Check and Authorization to Work. This offer of employment is contingent on the Company’s completion of a satisfactory background check of you. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please let us know.

9.    Interpretation, Amendment and Enforcement. This letter agreement will be effective as of March 1, 2016. This letter agreement and the Company’s standard Proprietary Information and Inventions Agreement supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Texas law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Texas in connection with any Dispute or any claim related to any Dispute.

* * * * *

Maurizio Chiriva

March 30, 20 I 6

You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close ofbusiness on March 30, 2016.

If you have any questions, please call me at (806) 368-6731.

Very truly yours,

KIROMIC, LLC

/s/ Scott Dahlbeck
[TYPE OFFICER NAME & TITLE]

I have read and accept this employment offer.

/s/ Maurizio Chiriva
Maurizio Chiriva

Dated:

Attachment

Exhibit A:	Proprietary Information and Inventions Agreement

EMPLOYEE INVENTION ASSIGNMENT AND

CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Kiromic, LLC, a Delaware limited liability company with its principal offices in the State of Texas (the “Company” ), I, as the “Employee” signing this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”), hereby represent to the Company, and the Company and I hereby agree as follows:

1.    Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and /or marketing in connection with its current and projected business and that it is critical for the Company to preserve and protect its proprietary information, its rights in certain inventions and works and in related intellectual property rights. Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for the Company. As used in this Agreement, “Inventions” means inventions, improvements, designs, original works of authorship fixed in any tangible medium of expression (whether or not protectable under copyright laws), formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information, trade secrets, trademarks, trade names, trade dress, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, together with all rights to obtain, register, perfect and/or enforce such protectable subject matter, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs.

2.    Disclosure of Inventions. I will promptly disclose in confidence to the Company, or to any person designated by it, all Inventions that 1 make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets. I further will promptly disclose promptly in writing to Company all Inventions conceived, reduced to practice, created, derived, developed, or made, as applicable, during the six (6) months after the end of my employment with Company, whether or not Employee believes such Inventions are subject to this Agreement, to permit a determination by Company as to whether or not the Inventions should be the property of Company.

3.    Work for Hire; Assigned Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment or within six months of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (i) are developed using equipment, supplies, facilities or trade secrets of the Company; (ii) result from work performed by me for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research or development (the “Assigned Inventions” ), will be the sole and exclusive property of the Company.

4.    Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the Effective Date (as defined in Section 25, below), and which are not to be assigned to the Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions. I acknowledge and agree that if, in the scope of my employment, I use any Excluded Inventions or any Other Inventions, or if I include any Excluded Inventions or Other Inventions in any product or service of the Company or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing. Unless the Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights.

5.    Exception to Assignment. I understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on my own time, and (i) which does not relate (A) directly or indirectly to the business of the Company or (B) to the Company’s actual or demonstrably anticipated research or development, and (ii) which does not result from any work performed by me for the Company. I further represent, and the Company hereby acknowledges, my current faculty appointment by Texas Tech University Health Sciences Center (“TTU”), which subjects me to the intellectual property assignment policy of TTU. The Company and I acknowledge that certain Inventions may carry an obligation of assignment to TTU, and that such obligation shall not be considered a breach of this Agreement; provided, however, that the Company shall be under no obligation whatsoever to license, assign, or otherwise convey any Assigned Invention to TTU. Further, I covenant and agree to not allow any Assigned Invention to be used by me or by TTU in any manner which may create an obligation to assign or license such Assigned Invention to TTU. In the event an Invention is required to be assigned to TTU, I shall promptly disclose such Invention to the Company to permit a determination by the Company as to whether or not the Invention should be the property ofthe Company.

6.    Assignment of Rights. I agree to assign, and do hereby irrevocably transfer and assign, to the Company: (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions. 1 also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any Excluded Inventions or Other Inventions licensed to the Company under Section 4, even after termination of my employment with the Company. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar tight, regardless of whether or not such right is denominated or generally referred to as a “moral right.” To the extent any of the rights, title and interest in and to any Invention cannot be assigned by me to Company, and is not owned by Company as a matter of law, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicenses) to practice the non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to any Invention is not owned by Company as a matter of law and can neither be assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert the non-assignable and non-licensable rights, title and interest, including, without limitation, moral rights, against Company or any of Company’s successors in interest to the non-assignable and non-licensable rights. I hereby grants to Company or Company’s designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicenses) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Excluded Invention or Other Invention which 1 incorporate, or permit to be incorporated, in any Invention. Notwithstanding the foregoing, I shall not incorporate, or permit to be incorporated, any Excluded Inventions or Other Invention without Company’s prior written consent. Company shall further have the right, but not the duty, to use, adapt and change such Invention, Excluded Invention or Other Invention, or any part thereof, and to combine the same with other works, and to vend, copy, publish, reproduce, record, transmit, telecast by radio or television, perform, photography with or without sound (including spoken words, dialogue and music synchronously recorded), and to communicate the same by any means now known or hereafter devised, either publicly or otherwise, and for profit or otherwise, throughout the world in perpetuity.

7.    Assistance. I will assist the Company in every proper way to obtain and enforce for the Company all patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide. I will execute and deliver any documents that the Company may reasonably request from me in connection with providing such assistance. My obligations under this section will continue beyond the termination of my employment with the Company; provided that the Company agrees to compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the Company’s request in providing such assistance. If Company is unable for any reason to secure my signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Assigned Inventions (including improvements, derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me: (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Assigned Inventions or Inventions, all with the same legal force and effect as if executed by me. I agree that this appointment is coupled with an interest and will not be revocable.

8.    Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by the Company or a third party in relation to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company, or any other party with whom the Company agrees to hold such information or materials in confidence (the “Proprietary Information” ). Without limitation as to the forms that Proprietary Information may take, I acknowledge that Proprietary Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, designs, data, prototypes, specimens, test protocols, laboratory notebooks, business strategies, financial information, forecasts, personnel information, contract information, customer and supplier lists, and the non-public names and addresses of the Company’s customers and suppliers, their buying and selling habits and special needs.

9.    Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company in each instance, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me or retain in any form any documents or materials or copies containing any Proprietary Information.

10.    Physical Property. All documents, supplies, equipment and other physical property furnished to me by the Company or produced by me or others in connection with my employment will be and remain the sole property of the Company. I will return to the Company all such items when requested by the Company, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to the Company and designate as such. Even if the Company does not so request, I will, upon termination of my employment, return to the Company all Company property, and I will not take with me or retain any such items.

11.    No Breach of Prior Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of my own or of a former employer or third party that are not generally available for use by the public or have not been legally transferred to the Company.

12.    Rights of Third Parties. I will not enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement or my engagement with the Company, nor will 1 enter into any third party agreement or use the facilities or resources of any third party which might create third party rights or claims in and to any Assigned Invention or Proprietary Information of the Company.

13.    “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that J am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or by me. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

14.    Company Opportunities; Duty Not to Compete. During the period of my employment, I will at all times devote my best efforts to the interests of the Company, and I will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects.

15.    Non-Solicitation of Employees/Consultants. During my employment with the Company and for a one (1) year period thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity, nor will I encourage or assist others to do so.

16.    Use of Name & Likeness. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

17.    Applicable Law. Although the parties understand and believe that the restrictions contained herein are reasonable and do not impose a greater restraint than necessary to protect the Proprietary Information, goodwill and other business interests of the Company, if it is judicially determined not to be the case, the limitations shall be reformed to the extent necessary to make them reasonable and not to impose a restraint that is greater than necessary to protect the Proprietary Information, goodwill and other business interests of Company. It is the express intent of the Company and I that the terms of this Agreement be enforced to the full extent permitted by law

18.    Notification. I hereby authorize the Company, during and after the termination of my employment with the Company, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder.

19.    Injunctive Relief. I understand that a breach or threatened breach of this Agreement by me may cause the Company to suffer irreparable harm and that the Company will therefore be entitled to injunctive relief to enforce this Agreement. I further agree that the terms of this Agreement are reasonable.

20.    Governing Law; Severability. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the duties of its employees and the protection of its trade secrets. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

21.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.

22.    Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter. This Agreement does not supersede and is in addition to the agreements set forth in my Offer Letter dated                 .

23.    Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement. No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought. A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition with respect to any other instance, whether prior, concurrent or subsequent.

24.    Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives. The Company may assign any of its rights and obligations under this Agreement. 1 understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of the Company.

25.    Further Assurances. The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Upon termination of my employment with the Company, I will execute and deliver a document or documents in a form reasonably requested by the Company confirming my agreement to comply with the post-employment obligations contained in this Agreement.

26.    Acknowledgement. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.

27.    Effective Date of Agreement. This Agreement is and will be effective on the first day that I provided services to the Company, whether as a founder, officer, collaborator, employee or otherwise, which is 1-3-2013 (the “Effective Date”).

KIROMIC, LLC:		MAURIZIO CHIRIVA

By:	/s/ Jose A. Figueroa M.D.	/s/ Maurizio Chiriva
Signature

Name:	Jose A. Figueroa M.D.	Maurizio Chiriva
Name (Please Print)

Title:	Chief Medical Officer

Exhibit A

LIST OF EXCLUDED INVENTIONS UNDER SECTION 4

Title	Date	Identifying Number or Brief Description

             No inventions, improvements, or original works of authorship

             Additional sheets attached

Signature of Employee:

Print Name of Employee:

Date: